Exhibit 99.1

Isis Pharmaceuticals’ Contacts:
Kristina Lemonidis Associate Director, Corporate Development 760-603-2490	Amy Blackley, Ph.D. Manager, Corporate Communications 760-603-2772

Abbott Invests Additional $20M in Isis’ Subsidiary Ibis Biosciences

CARLSBAD, Calif., July 1, 2008 – Isis Pharmaceuticals, Inc. (NASDAQ: ISIS) announced today that Abbott has invested an additional $20 million in Ibis Biosciences, Inc., an Isis subsidiary.  The investment will allow Ibis to further develop the Ibis T5000™ Biosensor System, which offers a unique solution for rapid identification and characterization of infectious agents.  By making this investment, Abbott retains the exclusive option to purchase the remaining equity in Ibis for an additional $175 to $190 million through June 30, 2009, depending on whether certain pre-negotiated milestones have been completed.  If Abbott acquires Ibis, in addition to the purchase price for Ibis’ equity, Isis will receive an earn out tied to the achievement of certain cumulative sales.  Including this investment, Abbott has invested $40 million in Ibis and holds 18.6 percent of the equity in Ibis.  The remaining Ibis equity is owned by Isis.

“We are aggressively accelerating the expansion of our commercial products into larger market opportunities, and this recent financing from Abbott will provide the capital to continue on this path,” said Michael Treble, President of Ibis.  “In just a few short months, we have made significant progress toward completing milestones identified by Abbott and Ibis that will increase the value of Ibis and move us forward toward clinical diagnostics.”

ABOUT IBIS T5000 BIOSENSOR SYSTEM AND IBIS BIOSCIENCES, INC.

Ibis Biosciences, Inc., a majority-owned subsidiary of Isis Pharmaceuticals, has developed and is commercializing the Ibis T5000™ Biosensor System for rapid identification and characterization of infectious agents.  The Ibis T5000 is currently intended for research use only and not for use in diagnostic procedures.  It is capable of identifying virtually all bacteria, viruses and fungi, and can provide information about drug resistance, virulence and strain type of these pathogens.  Commercial applications for the Ibis T5000 Biosensor System include epidemiologic surveillance, monitoring of pandemic diseases, identification of emerging or previously unknown pathogens, forensic characterization of human samples, identification of sources of hospital-associated infections, and, in the future, human infectious disease diagnostics.  Ibis develops, manufactures and markets Ibis T5000 instruments and assay kits.  Additional information about Ibis can be found by selecting the Ibis link from Isis’ homepage at www.isispharm.com.

ABOUT ISIS PHARMACEUTICALS, INC.

Isis is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners.  The Company has successfully commercialized the world’s first antisense drug and has 18 drugs in development.  Isis’ drug development programs are focused on treating cardiovascular and metabolic diseases.  Isis’ partners are developing antisense drugs invented by Isis to treat a wide variety of diseases.  Ibis Biosciences, Inc., Isis’ majority-owned subsidiary, is developing and commercializing the Ibis T5000™ Biosensor System, a revolutionary system to identify infectious organisms.  Isis is a joint owner of Regulus Therapeutics LLC, a joint venture focused on the discovery, development and commercialization of microRNA therapeutics.  As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of over 1,500 issued patents worldwide.  Additional information about Isis is available at www.isispharm.com.

This release includes forward-looking statements regarding Abbott’s investment in Isis’ subsidiary, Ibis, and the development and commercialization of the Ibis T5000 Biosensor System and Ibis’ technology.  Any statement describing Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals or projections.  Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, in developing and commercializing systems to identify infectious organisms that are effective and commercially attractive, and in the endeavor of building a business around such products.  Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis.  As a result, you are cautioned not to rely on these forward-looking statements.  These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2007, and its quarterly report on Form 10-Q for the quarter ended March 31, 2008, which are on file with the SEC.  Copies of these and other documents are available from the Company.

In this press release, unless the context requires otherwise, “Isis,” “Company,” “we,” “our,” and “us” refers to Isis Pharmaceuticals and its subsidiaries.

Isis Pharmaceuticals is a registered trademark of Isis Pharmaceuticals, Inc.  Ibis Biosciences and Ibis T5000 are trademarks of Ibis Biosciences, Inc.  Regulus Therapeutics is a trademark of Regulus Therapeutics LLC.

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